22nd Century Group, Inc. Completes Merger and $5.4 Million Financing

WILLIAMSVILLE, N.Y.—(BUSINESS WIRE)—22nd Century Group, Inc. (OTCBB: XXII.ob) announced today that it completed a merger with 22nd Century Limited, LLC, a company focused on the development of a prescription smoking-cessation aid and tobacco harm reduction products.  Shares of 22nd Century Group, Inc. are traded on the OTC Bulletin Board under the symbol XXII. The merger was effective as of January 25, 2011.

Immediately prior to the merger, 22nd Century Limited, LLC completed a private placement of approximately $5.4 million of securities to accredited investors.  These securities were exchanged in the merger for common stock and warrants of 22nd Century Group, Inc., and 22nd Century Limited, LLC is now a wholly-owned subsidiary of 22nd Century Group, Inc.

A portion of the proceeds from this private placement of securities will be used for a phase II-B clinical trial for 22nd Century’s prescription smoking cessation aid, X-22, in addition to an exposure study for one of its two modified risk tobacco product candidates.

The X-22 smoking cessation aid consists of very low nicotine (“VLN”) cigarettes made from 22nd Century’s patented tobacco, which contains approximately 95% less nicotine compared to tobacco in existing “light” cigarettes. Independent studies, including phase II clinical trials, have demonstrated that VLN cigarettes made from 22nd Century’s patented tobacco facilitate quitting by satisfying smokers’ cravings for cigarettes while (1) greatly reducing nicotine exposure and nicotine dependence, and (2) extinguishing the association between the act of smoking and the rapid delivery of nicotine.

Following the merger, the senior management of 22nd Century Limited, LLC will serve as the management of 22nd Century Group, Inc., including Joseph Pandolfino, founder and CEO; Henry Sicignano III, President; Dr. Michael R. Moynihan, Vice President of R&D; and C. Anthony Rider, CFO.  Management believes that the company’s innovative smoking cessation aid will, upon FDA approval, become the market-leading smoking-cessation product.

Mr. Pandolfino noted, “Leading smoking-cessation researchers have achieved very promising results in independent studies using cigarettes containing our patented VLN tobacco.  There is a large unmet medical need on a global scale for an effective smoking cessation product that is acceptable to smokers without the side effects of currently approved products.”

Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM), served as advisor for the merger and exclusive placement agent in connection with the private placement.

About 22nd Century Limited, LLC

Founded in 1998, 22nd Century is a plant biotechnology company whose proprietary technology allows for the level of nicotine (and other nicotinic alkaloids) in the tobacco plant to be decreased or increased through genetic engineering and breeding. The company owns or exclusively controls 97 issued patents in 79 countries where at least 75% of the world’s smokers reside. 22nd Century is committed to developing and commercializing (i) the world’s most effective and acceptable smoking cessation aid and, for those smokers who refuse to quit smoking, (ii) consumer-acceptable modified risk tobacco products that reduce exposure to smoke toxins compared to conventional cigarettes.

Safe-Harbor Statement under the Private Securities Litigation Reform Act of 1995:  This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to the contents of this press release.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors including the risk factors disclosed in the company’s periodic reports filed with the SEC under the Exchange Act, including the company’s Forms 10-K and 10-Q filed with the SEC.

For additional information, please visit:  xxiicentury.com

Contact
22nd Century Limited, LLC
Joseph Pandolfino, CEO
Telephone: (716) 270-1523